Exhibit 99.1

News Release | October 13, 2023 Wells Fargo Reports Third Quarter 2023 Net Income of $5.8 billion, or $1.48 per Diluted Share

Company-wide Financial Summary

	Quarter ended
	Sep 30, 2023	Sep 30, 2022
Selected Income Statement Data ($ in millions except per share amounts)
Total revenue	$20,857	19,566
Noninterest expense	13,113	14,306
Provision for credit losses[1]	1,197	784
Net income	5,767	3,592
Diluted earnings per common share	1.48	0.86
Selected Balance Sheet Data ($ in billions)
Average loans	$943.2	945.5
Average deposits	1,340.3	1,407.9
CET1[2]	11.0%	10.3
Performance Metrics
ROE[3]	13.3%	8.1
ROTCE[4]	15.9	9.8

Operating Segments and Other Highlights

	Quarter ended	Sep 30, 2023 % Change from
($ in billions)	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022
Average loans
Consumer Banking and Lending	$335.5	—%	—
Commercial Banking	224.4	(1)	7
Corporate and Investment Banking	291.7	—	(5)
Wealth and Investment Management	82.2	(1)	(4)
Average deposits
Consumer Banking and Lending	801.1	(3)	(10)
Commercial Banking	160.6	(4)	(11)
Corporate and Investment Banking	157.2	(2)	—
Wealth and Investment Management	107.5	(4)	(32)
Capital
◦Repurchased 33.8 million shares, or $1.5 billion, of common stock in third quarter 2023

Third quarter 2023 results included:
◦$349 million, or $0.09 per share, of discrete tax benefits related to the resolution of prior period tax matters
◦The sale of approximately $2 billion of private equity investments, which had a minimal impact to net income, but resulted in an increase of ~14 basis points to our CET12 ratio

Chief Executive Officer Charlie Scharf commented, “Our third quarter results were solid with net income of $5.8 billion and revenue of $20.9 billion. Our revenue growth from a year ago included both higher net interest income and noninterest income as we benefited from higher rates and the investments we are making in our businesses. Expenses declined from a year ago due to lower operating losses. While the economy has continued to be resilient, we are seeing the impact of the slowing economy with loan balances declining and charge-offs continuing to deteriorate modestly.”
“In addition to making progress on our risk and control work, which is our top priority, we also continued to take steps to advance our business strategy. In the third quarter, we sold certain private equity investments; announced a new strategic relationship with Centerbridge Partners that will provide our middle market clients greater access to alternative sources of capital; continued to enhance our digital capabilities including adding a Spanish-language capability to FargoTM, our AI-powered virtual assistant; and made important hires across the businesses we are looking to grow,” Scharf added.
“In the third quarter, we increased our common stock dividend by 17% and our CET1 ratio was 11.0%, 210 basis points above our new regulatory minimum plus buffers starting in the fourth quarter. While proposed bank capital rules include higher capital requirements, we are starting from a strong capital position and returning excess capital to shareholders remains a priority,” Scharf concluded.

1 Includes provision for credit losses for loans, debt securities, and other financial assets.
2 Represents our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See tables on pages 27-28 of the 3Q23 Quarterly Supplement for more information on CET1. CET1 for September 30, 2023, is a preliminary estimate.
3 Return on equity (ROE) represents Wells Fargo net income applicable to common stock divided by average common stockholders’ equity.
4 Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 3Q23 Quarterly Supplement.

Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.
Selected Company-wide Financial Information

		Quarter ended		Sep 30, 2023 % Change from
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Jun 30, 2023	Sep 30, 2022
Earnings ($ in millions except per share amounts)
Net interest income	$13,105	13,163	12,098	—%	8
Noninterest income	7,752	7,370	7,468	5	4
Total revenue	20,857	20,533	19,566	2	7
Net charge-offs	864	764	399	13	117
Change in the allowance for credit losses	333	949	385	(65)	(14)
Provision for credit losses (a)	1,197	1,713	784	(30)	53
Noninterest expense	13,113	12,987	14,306	1	(8)
Income tax expense	811	930	912	(13)	(11)

Wells Fargo net income	$5,767	4,938	3,592	17	61
Diluted earnings per common share	1.48	1.25	0.86	18	72

Balance Sheet Data (average) ($ in billions)
Loans	$943.2	945.9	945.5	—	—
Deposits	1,340.3	1,347.4	1,407.9	(1)	(5)
Assets	1,891.9	1,878.3	1,880.7	1	1

Financial Ratios
Return on assets (ROA)	1.21%	1.05	0.76
Return on equity (ROE)	13.3	11.4	8.1
Return on average tangible common equity (ROTCE) (b)	15.9	13.7	9.8
Efficiency ratio (c)	63	63	73
Net interest margin on a taxable-equivalent basis	3.03	3.09	2.83
(a)Includes provision for credit losses for loans, debt securities, and other financial assets.
(b)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 3Q23 Quarterly Supplement.
(c)The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
Third Quarter 2023 vs. Third Quarter 2022
◦Net interest income increased 8%, primarily due to the impact of higher interest rates, partially offset by lower deposit balances
◦Noninterest income increased 4%, driven by higher trading revenue in our Markets business, higher investment banking fees, and an increase in asset-based fees in Wealth and Investment Management on higher market valuations, partially offset by lower mortgage banking income and lower deposit-related fees
◦Noninterest expense decreased 8%, driven by lower operating losses and the impact of efficiency initiatives, partially offset by higher severance expense, technology and equipment expense, revenue-related compensation, advertising costs, and FDIC assessments
◦Provision for credit losses in third quarter 2023 included a $333 million increase in the allowance for credit losses primarily for commercial real estate office loans, as well as for higher credit card loan balances, partially offset by a lower allowance for auto loans
◦Income tax expense in third quarter 2023 included $349 million of discrete tax benefits related to the resolution of prior period tax matters

Selected Company-wide Capital and Liquidity Information

		Quarter ended
($ in billions)	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022
Capital:
Total equity	$182.4	182.0	178.5
Common stockholders’ equity	161.4	160.9	157.0
Tangible common equity (a)	136.2	134.0	130.2
Common Equity Tier 1 (CET1) ratio (b)	11.0%	10.7	10.3
Total loss absorbing capacity (TLAC) ratio (c)	24.0	23.1	23.0
Supplementary Leverage Ratio (SLR) (d)	6.9	6.9	6.7

Liquidity:
Liquidity Coverage Ratio (LCR) (e)	123%	123	123
(a)Tangible common equity is a non-GAAP financial measure. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 3Q23 Quarterly Supplement.
(b)Represents our CET1 ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See tables on pages 27-28 of the 3Q23 Quarterly Supplement for more information on CET1. CET1 for September 30, 2023, is a preliminary estimate.
(c)Represents TLAC divided by risk-weighted assets (RWAs), which is our binding TLAC ratio, determined by using the greater of RWAs under the Standardized and Advanced Approaches. TLAC for September 30, 2023, is a preliminary estimate.
(d)SLR for September 30, 2023, is a preliminary estimate.
(e)Represents average high-quality liquid assets divided by average projected net cash outflows, as each is defined under the LCR rule. LCR for September 30, 2023, is a preliminary estimate.

Selected Company-wide Loan Credit Information

		Quarter ended
($ in millions)	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022
Net loan charge-offs	$850	764	399
Net loan charge-offs as a % of average total loans (annualized)	0.36%	0.32	0.17

Total nonaccrual loans	$8,002	6,886	5,587
As a % of total loans	0.85%	0.73	0.59
Total nonperforming assets	$8,179	7,019	5,712
As a % of total loans	0.87%	0.74	0.60

Allowance for credit losses for loans	$15,064	14,786	13,225
As a % of total loans	1.60%	1.56	1.40
Third Quarter 2023 vs. Second Quarter 2023
◦Commercial net loan charge-offs as a percentage of average loans were 0.13% (annualized), down from 0.15%, driven by lower net loan charge-offs in the commercial and industrial portfolio, partially offset by higher commercial real estate net loan charge-offs. The consumer net loan charge-off rate increased to 0.67% (annualized), up from 0.58%, primarily due to higher net loan charge-offs in the auto and credit card portfolios
◦Nonperforming assets were up $1.2 billion, or 17%, driven by higher commercial real estate nonaccrual loans, predominantly in the office portfolio, partially offset by lower commercial and industrial nonaccrual loans

Operating Segment Performance

Consumer Banking and Lending offers diversified financial products and services for consumers and small businesses with annual sales generally up to $10 million. These financial products and services include checking and savings accounts, credit and debit cards, as well as home, auto, personal, and small business lending.
Selected Financial Information

	Quarter ended			Sep 30, 2023 % Change from
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Jun 30, 2023	Sep 30, 2022
Earnings (in millions)
Consumer, Small and Business Banking	$6,665	6,576	6,232	1%	7
Consumer Lending:
Home Lending	840	847	973	(1)	(14)
Credit Card	1,375	1,321	1,349	4	2
Auto	360	378	423	(5)	(15)
Personal Lending	341	333	300	2	14
Total revenue	9,581	9,455	9,277	1	3
Provision for credit losses	768	874	917	(12)	(16)
Noninterest expense	5,913	6,027	6,758	(2)	(13)

Net income	$2,173	1,914	1,201	14	81

Average balances (in billions)
Loans	$335.5	336.4	335.6	—	—
Deposits	801.1	823.3	888.0	(3)	(10)
Third Quarter 2023 vs. Third Quarter 2022
◦Revenue increased 3%
▪Consumer, Small and Business Banking was up 7% driven by the impact of higher interest rates, partially offset by lower deposit balances and lower deposit-related fees reflecting our efforts to help customers avoid overdraft fees
▪Home Lending was down 14% due to a decline in mortgage banking income driven by lower originations and lower servicing income, which included the impact of sales of mortgage servicing rights
▪Credit Card was up 2% driven by higher loan balances, including the impact of higher point of sale volume and new product launches, partially offset by the impact of introductory promotional rates and higher credit card rewards expense
▪Auto was down 15% driven by loan spread compression and lower loan balances
▪Personal Lending was up 14% on higher loan balances
◦Noninterest expense was down 13% due to lower operating losses and the impact of efficiency initiatives, partially offset by higher operating costs and advertising costs

Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management.
Selected Financial Information

	Quarter ended			Sep 30, 2023 % Change from
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Jun 30, 2023	Sep 30, 2022
Earnings (in millions)
Middle Market Banking	$2,212	2,199	1,793	1%	23
Asset-Based Lending and Leasing	1,193	1,170	1,159	2	3
Total revenue	3,405	3,369	2,952	1	15
Provision for credit losses	52	26	(168)	100	131
Noninterest expense	1,543	1,630	1,526	(5)	1

Net income	$1,354	1,281	1,182	6	15

Average balances (in billions)
Loans	$224.4	225.8	209.0	(1)	7
Deposits	160.6	166.7	180.2	(4)	(11)
Third Quarter 2023 vs. Third Quarter 2022
◦Revenue increased 15%
▪Middle Market Banking was up 23% driven by the impact of higher interest rates and higher loan balances, partially offset by lower deposit balances
▪Asset-Based Lending and Leasing was up 3% due to higher loan balances and higher revenue from renewable energy investments, partially offset by lower net gains from equity securities
◦Noninterest expense increased 1% on higher operating costs and personnel expense, partially offset by lower operating losses and the impact of efficiency initiatives

Corporate and Investment Banking delivers a suite of capital markets, banking and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and servicing, equity and fixed income solutions, as well as sales, trading, and research capabilities.
Selected Financial Information

	Quarter ended			Sep 30, 2023 % Change from
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Jun 30, 2023	Sep 30, 2022
Earnings (in millions)
Banking:
Lending	$721	685	580	5%	24
Treasury Management and Payments	747	762	670	(2)	11
Investment Banking	430	311	336	38	28
Total Banking	1,898	1,758	1,586	8	20
Commercial Real Estate	1,376	1,333	1,212	3	14
Markets:
Fixed Income, Currencies, and Commodities (FICC)	1,148	1,133	914	1	26
Equities	518	397	316	30	64
Credit Adjustment (CVA/DVA) and Other	(12)	14	17	NM	NM
Total Markets	1,654	1,544	1,247	7	33
Other	(5)	(4)	15	(25)	NM
Total revenue	4,923	4,631	4,060	6	21
Provision for credit losses	324	933	32	(65)	913
Noninterest expense	2,182	2,087	1,900	5	15

Net income	$1,816	1,210	1,592	50	14

Average balances (in billions)
Loans	$291.7	291.5	306.2	—	(5)
Deposits	157.2	160.3	156.8	(2)	—
NM – Not meaningful
Third Quarter 2023 vs. Third Quarter 2022
◦Revenue increased 21%
▪Banking was up 20% driven by higher lending revenue, stronger treasury management results reflecting the impact of higher interest rates, and higher investment banking revenue on increased activity across all products
▪Commercial Real Estate was up 14% reflecting the impact of higher interest rates and higher revenue in our low-income housing business, partially offset by lower loan and deposit balances
▪Markets was up 33% driven by higher revenue in structured products, equities, credit products, and foreign exchange, partially offset by lower trading activity in rates products
◦Noninterest expense increased 15% driven by higher operating costs and personnel expense, partially offset by the impact of efficiency initiatives

Wealth and Investment Management provides personalized wealth management, brokerage, financial planning, lending, private banking, trust and fiduciary products and services to affluent, high-net worth and ultra-high-net worth clients. We operate through financial advisors in our brokerage and wealth offices, consumer bank branches, independent offices, and digitally through WellsTrade® and Intuitive Investor®.
Selected Financial Information

	Quarter ended			Sep 30, 2023 % Change from
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Jun 30, 2023	Sep 30, 2022
Earnings (in millions)
Net interest income	$1,007	1,009	1,088	—%	(7)
Noninterest income	2,695	2,639	2,577	2	5
Total revenue	3,702	3,648	3,665	1	1
Provision for credit losses	(10)	24	8	NM	NM
Noninterest expense	3,006	2,974	2,796	1	8

Net income	$529	487	639	9	(17)

Total client assets (in billions)	1,948	1,998	1,759	(3)	11

Average balances (in billions)
Loans	$82.2	83.0	85.5	(1)	(4)
Deposits	107.5	112.4	158.4	(4)	(32)
NM – Not meaningful
Third Quarter 2023 vs. Third Quarter 2022
◦Revenue increased 1%
▪Net interest income was down 7% driven by lower deposit balances as customers reallocated cash into higher yielding alternatives, as well as lower loan balances, partially offset by the impact of higher interest rates
▪Noninterest income was up 5% on higher asset-based fees driven by an increase in market valuations
◦Noninterest expense increased 8% due to higher revenue-related compensation and operating costs, partially offset by the impact of efficiency initiatives

Corporate includes corporate treasury and enterprise functions, net of allocations (including funds transfer pricing, capital, liquidity and certain expenses), in support of the reportable operating segments, as well as our investment portfolio and venture capital and private equity investments. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company as well as results for previously divested businesses. In third quarter 2023, we sold investments in certain private equity funds, which had a minimal impact to net income.
Selected Financial Information

	Quarter ended			Sep 30, 2023 % Change from
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Jun 30, 2023	Sep 30, 2022
Earnings (in millions)
Net interest income	$(269)	(91)	(248)	NM	(8)
Noninterest income	21	121	345	(83)%	(94)
Total revenue	(248)	30	97	NM	NM
Provision for credit losses	63	(144)	(5)	144	NM
Noninterest expense	469	269	1,326	74	(65)

Net income (loss)	$(105)	46	(1,022)	NM	90
NM – Not meaningful
Third Quarter 2023 vs. Third Quarter 2022
◦Revenue decreased $345 million, reflecting assumption changes related to the valuation of our Visa B common stock exposure, as well as lower venture capital revenue
◦Noninterest expense decreased reflecting lower operating losses

Conference Call
The Company will host a live conference call on Friday, October 13, at 10:00 a.m. ET. You may listen to the call by dialing 1-888-673-9782 (U.S. and Canada) or 312-470-7126 (International/U.S. Toll) and enter passcode: 7928529#. The call will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnectionsevents.com/wf3Qearnings1023.

A replay of the conference call will be available from approximately 1:00 p.m. ET on Friday, October 13 through
Friday, October 27. Please dial 1-800-510-0118 (U.S. and Canada) or 203-369-3808 (International/U.S. Toll) and enter passcode: 3625#. The replay will also be available online at
https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnectionsevents.com/wf3Qearnings1023.

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our expectations regarding noninterest expense and our efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) our expectations regarding our mortgage business and any related commitments or exposures; (viii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (ix) future common stock dividends, common share repurchases and other uses of capital; (x) our targeted range for return on assets, return on equity, and return on tangible common equity; (xi) expectations regarding our effective income tax rate; (xii) the outcome of contingencies, such as legal proceedings; (xiii) environmental, social and governance related goals or commitments; and (xiv) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, declines in commercial real estate prices, U.S. fiscal debt, budget and tax matters, geopolitical matters (including the conflict in Ukraine), and any slowdown in global economic growth;
•the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions;
•our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;
•current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services;
•developments in our mortgage banking business, including any negative effects relating to our mortgage servicing, loan modification or foreclosure practices, and any changes in industry standards, regulatory or judicial requirements, or our strategic plans for the business;
•our ability to realize any efficiency ratio or expense target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;
•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgage loans held for sale;
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, reduced investor demand for mortgage loans, a reduction in the availability of funding or increased funding costs, and declines in asset values and/or recognition of impairments of securities held in our debt securities and equity securities portfolios;
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses;
•negative effects from the retail banking sales practices matter and from instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified employees, and our reputation;

•regulatory matters, including the failure to resolve outstanding matters on a timely basis and the potential impact of new matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks;
•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;
•fiscal and monetary policies of the Federal Reserve Board;
•changes to U.S. tax guidance and regulations as well as the effect of discrete items on our effective income tax rate;
•our ability to develop and execute effective business plans and strategies; and
•the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, market conditions, capital requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company, and may be subject to regulatory approval or conditions.
For additional information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov5.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Forward-looking Non-GAAP Financial Measures. From time to time management may discuss forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for return on average tangible common equity. We are unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant to future results.
5 We do not control this website. Wells Fargo has provided this link for your convenience, but does not endorse and is not responsible for the content, links, privacy policy, or security policy of this website.

About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets, proudly serves one in three U.S. households and more than 10% of small businesses in the U.S., and is a leading middle market banking provider in the U.S. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 47 on Fortune’s 2023 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health, and a low-carbon economy.

Contact Information
Media
Beth Richek, 704-374-2545
beth.richek@wellsfargo.com
or
Investor Relations
John M. Campbell, 415-396-0523
john.m.campbell@wellsfargo.com

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